Exhibit 99.1

Passage Bio Reports Second Quarter 2021 Financial
Results and Provides Recent Business Highlights

-

Expanded strategic collaboration with University of Pennsylvania’s Gene Therapy Program to advance genetic medicines for large CNS diseases, initially focused on Alzheimer’s Disease and Temporal Lobe Epilepsy

-	Expect to deliver three key clinical milestones in second half of 2021:
o	Dose first patients in global Phase 1/2 trials for PBFT02 and PBKR03 in 3Q21
o	Report initial safety and 30-day biomarker data from Imagine-1 global Phase 1/2 trial of PBGM01 for the treatment of infantile GM1 in 4Q21
-	Opened new CMC research and development site in Hopewell, N.J.
-	Appointed three new executives – chief commercial officer, chief financial officer and chief medical officer
-	Management to host conference call today at 8:30 a.m. ET

Philadelphia, PA – August 5, 2021 – Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders today reported financial results for the second quarter ended June 30, 2021 and provided recent business highlights.

“As we advance our pipeline and invest in our capabilities, we are committed to becoming a leader in developing transformative genetic medicines for people with CNS disorders,” said Bruce Goldsmith, Ph.D., president and chief executive officer of Passage Bio. “I am extremely excited about the opportunity that the expanded partnership with Penn’s Gene Therapy Program creates for us to address the significant unmet needs of not only rare but also larger patient populations impacted by devastating CNS disorders. Our expanded research collaboration will include the identification of relevant biological targets for genetic modulation. We also have continued to build the talent of our company so that we can efficiently and effectively execute our clinical programs and new research opportunities. I’m also very pleased with our recent executive appointments.”

James M. Wilson, M.D., Ph.D., chief scientific advisor for Passage Bio; Rose H. Weiss professor and director, Orphan Disease Center; professor in Departments of Medicine and Pediatrics, Perelman School of Medicine; and director of University of Pennsylvania’s Gene Therapy Program (GTP), said: “We are delighted with the progress that has been made through our collaborative R&D relationship with Passage Bio. Extending the scope of our collaboration is a logical next step and will allow us to deploy our gene therapy technologies into potential treatments for even larger patient populations that suffer from severe disabling and lethal neurological diseases.”

Eliseo Salinas, M.D., MSc., chief R&D officer of Passage Bio, added: “As we broaden our CNS pipeline, we also continue to prioritize execution against our three lead clinical development programs. We are making steady progress opening our global network of clinical sites across nine countries and three continents and managing through lingering COVID-19 pandemic impacts. We continue to expect to dose the first patients in the third quarter for our clinical trials for frontotemporal dementia with granulin mutations, upliFT-D; and Krabbe disease, GALax-C. We also expect to report initial safety and 30-day biomarker data in the fourth quarter for our ongoing Imagine-1 global trial for GM1 gangliosidosis.

We’re excited by the momentum we’re building in our journey to deliver life-transforming therapies for patients with rare CNS disorders.”

Recent Highlights

●	Passage Bio and Penn’s GTP expanded strategic collaboration and license agreement to advance genetic medicines for large patient populations: The agreement establishes new research programs to discover and develop new genetic medicines for Alzheimer’s Disease and Temporal Lobe Epilepsy as well as additional large CNS indications upon mutual agreement. These new programs include a collaborative initial discovery phase focused on identifying relevant biological targets for these two diseases. The collaboration term has also been extended by an additional year to 2026. As part of the expansion, Penn will receive a $5.0 million upfront payment as well as additional royalties and milestone payments for products that may arise from the newly added research programs.

●	Global Phase 1/2 clinical trials for both PBFT02 and PBKR03 on track to dose first patients in third quarter of 2021: The company expects to report initial safety and 30-day biomarker data in the first half of 2022 for the global clinical trials upliFT-D for PBFT02 for frontotemporal dementia with granulin mutations (FTD-GRN), and GALax-C for PBKR03 for Krabbe disease. Genetic testing to help identify FTD patients is being offered through InformedDNA, a leading genetics services organization; and through Invitae, a leading medical genetics company, for patients suspected of having Krabbe disease.

●	Imagine-1 global Phase 1/2 clinical trial of PBGM01 for the treatment of infantile GM1 gangliosidosis progressing toward initial safety and 30-day biomarker data readout in 4Q21: In April 2021, the company announced that the first patient was dosed for the treatment of infantile GM1 gangliosidosis (GM1) in the global Imagine-1 trial. During the second quarter of 2021, the company advanced clinical site activation efforts and plans to open additional sites in the third quarter.

●	PBFT02 received European Commission Orphan Designation for the treatment of FTD-GRN: This designation provides Passage Bio with certain potential benefits, including clinical protocol assistance, reduced regulatory fees, research grants and up to 10 years of market exclusivity following regulatory approval.

●	New gene therapy R&D lab opened in Hopewell, N.J.: The Chemistry, Manufacturing and Controls (CMC) laboratory, called Princeton West, will support analytical development, clinical product testing and assay validation for Passage Bio’s novel gene therapy candidates.

●	New executive leadership appointments announced:
o	Maria Törnsén joined Passage Bio as chief commercial officer, effective July 19. Ms. Törnsén, who has nearly 20 years of global commercial experience, was most recently at Sarepta Therapeutics, where she was senior vice president, general manager, U.S.
o	Simona King will join Passage Bio as chief financial officer (CFO), effective August 23. Ms. King, former executive vice president and CFO at Tmunity Therapeutics, has more than 20 years of pharmaceutical and biotech strategic finance experience.

o	Mark Forman, M.D., Ph.D., joined Passage Bio as chief medical officer, effective July 30, from the Alzheimer’s Drug Discovery Foundation, where he oversaw the drug discovery and development portfolio. Dr. Forman has nearly 20 years of experience in translational research for neurological disorders in both corporate and academic settings, having worked at Acadia, Merck and the University of Pennsylvania.

●	Derrell D. Porter M.D., elected to Passage Bio board of directors in May 2021. Dr. Porter, who brings strong corporate strategy, product development and commercial experience, serves on the Audit Committee of the board. He is founder and chief executive officer of Cellevolve Bio, a cell therapy company focused on transforming investigational CNS, oncology and transplant therapies into commercial products.

Anticipated Upcoming Milestones

●	Dose first patient in Phase 1/2 FTD-GRN trial in 3Q21; report initial safety and 30-day biomarker data in 1H22.
●	Dose first patient in Phase 1/2 Krabbe trial in 3Q21; report initial safety and 30-day biomarker data in 1H22.
●	Report initial safety and 30-day biomarker data from Phase 1/2 PBGM01 trial in 4Q21.
●	Continue to advance early-stage programs for PBML04 (Metachromatic leukodystrophy), PBLA05 (Amyotrophic lateral sclerosis) and PBCM06 (Charcot-Marie-Tooth Disease Type 2A), and an undisclosed adult CNS program.

Second Quarter 2021 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $407.8 million as of June 30, 2021, as compared to $304.8 million as of December 31, 2020. The company expects current cash and cash equivalents to fund operations for at least the next 24 months.
●	Research and Development (R&D) Expenses: R&D expenses were $33.1 million for the second quarter ended June 30, 2021, compared to $19.9 million for the same quarter in 2020.
●	General and Administrative (G&A) Expenses: G&A expenses were $15.4 million for the second quarter ended June 30, 2021, compared to $7.4 million for the same quarter in 2020.
●	Net Loss: Net loss was $48.4 million, or a net loss of $0.90 per basic and diluted share, for the second quarter ended June 30, 2021, compared to $27.2 million, or a net loss of $0.60 per basic and diluted share, for the same quarter in 2020.

Conference Call Details

Passage Bio will host a conference call and webcast today at 8:30 a.m. ET. To access the live conference call, please dial 833-528-0605 (domestic) or 830-221-9711 (international) and reference conference ID number 4037236. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio's website approximately two hours after the completion of the event and for 30 days following the call.

About Passage Bio

At Passage Bio (Nasdaq: PASG), we are on a mission to provide life-transforming genetic medicines for patients with CNS diseases that replace their suffering with boundless possibility, all while building lasting relationships with the communities we serve. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. This provides our team with enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies into clinical testing. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Penn Financial Disclosure

Dr. Wilson is a chief scientific advisor, collaborator, consultant and co-founder of Passage Bio. As such, he holds an equity stake in the company, his laboratory at Penn receives sponsored research funding from Passage Bio, and as an inventor of certain Penn intellectual property that is licensed to Passage Bio, Dr. Wilson may receive additional financial benefits in the future. The University of Pennsylvania receives sponsored research funding from Passage Bio and has licensed intellectual property to the company that may result in future financial returns to Penn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations regarding our new research program with Penn’s Gene Therapy Program in large indications, including whether the expanded collaboration will result in any new product candidates in the selected targets or other indications; our expectations about timing and execution of anticipated milestones, including initiation of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; and the ability of our lead product candidates to treat their respective target CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Gwen Fisher

Passage Bio

215.407.1548

gfisher@passagebio.com

Passage Bio, Inc.

Balance Sheets

(Unaudited)

(in thousands, except share data)	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$215,457	$135,002
Marketable securities	192,343	169,815
Prepaid expenses and other current assets	3,863	1,405
Prepaid research and development	7,176	10,961
Total current assets	418,839	317,183
Property and equipment, net	13,480	2,795
Other assets	7,206	8,029
Total assets	$439,525	$328,007
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,402	$5,265
Accrued expenses and other current liabilities	14,847	15,910
Total current liabilities	31,249	21,175
Deferred rent	6,007	2,077
Other liabilities	—	41
Total liabilities	37,256	23,293

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value: 300,000,000 shares authorized; 54,066,165 shares issued and 53,956,380 shares outstanding at June 30, 2021 and 45,917,084 shares issued and 45,614,807 shares outstanding at December 31, 2020	5	4
Additional paid-in capital	660,457	475,617
Accumulated other comprehensive income (loss)	19	(12)
Accumulated deficit	(258,212)	(170,895)
Total stockholders’ equity	402,269	304,714
Total liabilities and stockholders’ equity	$439,525	$328,007

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
Operating expenses:
Research and development	$33,112	$19,902	$58,082	$33,019
Acquired in-process research and development	—	—	1,500	—
General and administrative	15,422	7,402	27,886	12,197
Loss from operations	(48,534)	(27,304)	(87,468)	(45,216)
Interest income, net	99	132	151	459
Net loss	$(48,435)	$(27,172)	$(87,317)	$(44,757)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.90)	$(0.60)	$(1.66)	$(1.42)
Weighted average common shares outstanding, basic and diluted	53,885,651	45,386,308	52,615,606	31,581,851
Comprehensive loss:
Net loss	$(48,435)	$(27,172)	$(87,317)	$(44,757)
Unrealized gain on marketable securities	26	—	31	—
Comprehensive loss	$(48,409)	$(27,172)	$(87,286)	$(44,757)